Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the
Third Quarter of 2014

Consolidated Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results	Quarter Ended		Change	Nine Months Ended
	9/30/2014	9/30/2013		9/30/2014	9/30/2013	Change
Net Sales	$302.6	$276.0	10%	$902.9	$868.7	4%
Segment Profit	$38.6	$29.4	31%	$102.8	$104.0	-1%
Segment Margin	12.8%	10.7%		11.4%	12.0%
Net Income	$8.6	$5.6	54%	$18.2	$22.2	-18%
Diluted EPS	$0.33	$0.23		$0.71	$0.96

Adjusted Consolidated Financial Results	Quarter Ended		Change	Nine Months Ended
	9/30/2014	9/30/2013		9/30/2014	9/30/2013	Change
Adjusted EBITDA*	$43.0	$36.0	19%	$114.5	$120.6	-5%
Adjusted Net Income*	$17.6	$13.0	35%	$42.4	$45.0	-6%
Adjusted Diluted EPS*	$0.75	$0.59		$1.83	$2.09

*See attached schedules for adjustments.

•	Net sales increased by 10% over the third quarter of 2013.

•	Segment profit increased 31% and segment margin increased to 12.8% in the third quarter of 2014 from 10.7% in the third quarter of 2013 as volume and mix improved.

•	Diluted EPS in the third quarter increased to $0.33 from $0.23 in the third quarter of 2013.

•	Adjusted Diluted EPS increased to $0.75 from $0.59 in the third quarter of 2013.

•
Adjusted EBITDA was $43.0 million in the third quarter and $114.5 million for the first nine months of 2014 compared to $36.0 million in the third quarter and $120.6 million for the first nine months of 2013.

•
Pro forma sales†, which includes sales of deconsolidated GST, increased to $348.9 million or 8% over the third quarter of 2013. Pro forma adjusted EBITDA† of $55.6 million increased 6% over the third quarter of 2013.

† (Please refer to Pro Forma Condensed Consolidated Financial Statements attached)

CHARLOTTE, N.C., October 29, 2014 -- EnPro Industries (NYSE: NPO) today reported consolidated sales of $302.6 million in the third quarter of 2014, a 10% increase over the third quarter of 2013. All three of the company’s segments contributed to the increase, with strong parts and service revenues in the Power Systems segment accounting for almost half of this increase.

Segment profit margin increased to 12.8% in the third quarter of 2014 from 10.7% in the third quarter of 2013 as a result of higher volumes and a more profitable mix partially offset by increases in R&D and other SG&A expenses.

Net income in the third quarter of 2014 was $8.6 million, or $0.33 a share, compared to $5.6 million, or $0.23 a share, in the third quarter of 2013. Before selected items, including interest due to Garlock Sealing Technologies LLC (GST LLC), the deconsolidated subsidiary, restructuring costs, a loss on the exchange of convertible debentures, and the unrealized benefit on shares from an outstanding derivative instrument, adjusted net income was $17.6 million, or $0.75 a share. In the third quarter of 2013, adjusted net income was $13.0 million, or $0.59 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $43.0 million in the third quarter of 2014, a 19% increase over the third quarter of 2013, when adjusted EBITDA was $36.0 million.

The company’s average diluted share count in the third quarter of 2014 increased by 1.8 million shares, or 7%, from the same period a year ago. The increase primarily reflects the net effect of exchanges in the first six months of 2014 of the company’s common stock for $97.7 million in aggregate principal convertible debentures. The diluted share count does not include the unrealized benefit of a derivative transaction put in place to mitigate the dilution associated with the original $172.5 million convertible debenture. Upon maturity in late 2015, this derivative will return 2.6 million shares to the company (assuming a stock price of $67.52/share, which was the average share price during the quarter).

Nine Months Results
Sales for the first nine months of 2014 were $902.9 million, a 4% increase over the first nine months of 2013. Excluding the 1% impact of foreign exchange, sales were 3% higher than last year. Stronger demand for truck parts, semiconductor equipment, high performance seals and bearings more than offset declines in demand for industrial sealing products, pipeline protection components, and compressor parts and services.

Adjusted EBITDA for the first nine months of 2014 was $114.5 million, a 5% decrease from the first nine months of 2013 when adjusted EBITDA was $120.6 million. The change reflects decreased segment profits related to mix, strategic investments and project related costs. Corporate expenses were higher compared to the first nine months of 2013 primarily as a result of increased medical expenses, IT related expenses and higher incentive award accruals.

Net income for the first nine months of the year was $18.2 million, or $0.71 a share, compared to $22.2 million, or $0.96 a share, in the first nine months of 2013. Before selected items, adjusted net income in the first nine months of 2014 was $42.4 million, or $1.83 a share, compared to $45.0 million, or $2.09 a share, in the first nine months of 2013.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2014	9/30/2013		9/30/2014	9/30/2013
Sales	$168.9	$157.9	7%	$499.3	$470.4	6%
EBITDA	$30.7	$31.6	-3%	$86.0	$95.9	-10%
EBITDA Margin	18.2%	20.0%		17.2%	20.4%	-14%
Segment Profit	$23.0	$24.2	-5%	$62.9	$73.2
Segment Margin	13.6%	15.3%		12.6%	15.6%

In the third quarter of 2014, sales in the Sealing Products segment increased 7% over the third quarter of 2013. Excluding the benefit of acquisitions and foreign exchange, the segment’s sales improved by 6%. Sales benefited from higher demand for heavy duty truck parts in North America and increased activity in semiconductor, aerospace and nuclear power markets. Lower demand for pipeline products and sealing products in European process industry markets partially offset these increases.

The segment’s profits decreased by 5% and segment profit margins declined to 13.6% in the third quarter of 2014. Despite the benefit from increased volumes, margins declined primarily as a result of the ongoing project related spending in Stemco’s distribution center as well as severance and inventory reserve adjustments.

The segment’s sales in the first nine months of the year were 6% higher than in the first nine months of 2013 but segment profits and profit margins declined compared to the first nine months of 2013. Factors affecting the year-over-year comparison include a number of higher than normal expenses such as distribution center implementation expenses, higher than usual bad debt and inventory reserve accruals, and additions to selling resources and severance expense. The segment also benefited in

2013 from a reduction in an acquisition-related earn out and for an R&D tax credit that did not recur in the first nine months of 2014.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2014	9/30/2013		9/30/2014	9/30/2013
Sales	$88.1	$84.1	5%	$275.4	$271.0	2%
EBITDA	$11.6	$8.7	33%	$40.7	$34.3	19%
EBITDA Margin	13.2%	10.3%		14.8%	12.7%
Segment Profit	$6.0	$2.9	107%	$23.6	$17.3	36%
Segment Margin	6.8%	3.4%		8.6%	6.4%

The Engineered Products segment’s sales in the third quarter were 5% higher than in the third quarter of 2013, as stronger demand in the automotive, general industrial, refinery and petrochemical markets in Europe and North America offset continued weakness in the North American natural gas market.

Segment profits more than doubled and segment margins increased to 6.8% due to price optimization programs and operational improvements. Restructuring expenses totaling $1.0 million in the third quarter of 2013 did not recur in the third quarter of 2014, thereby contributing a point of margin improvement.

For the first nine months of 2014, the Engineered Products segment’s sales were 2% higher than in the first nine months of 2013 for reasons similar to those that affected the quarterly year-over-year comparison. Segment profits and profit margins increased in the first nine months of 2014 primarily due to price improvements and raw material and operating cost improvements. Restructuring expenses totaling $1.8 million in the first nine months of 2013 did not recur in the comparable period of 2014. This accounted for 0.6 points of margin improvement.

Power Systems Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2014	9/30/2013		9/30/2014	9/30/2013
Sales	$46.5	$34.9	33%	$130.6	$129.3	1%
EBITDA	$10.4	$3.3	215%	$18.9	$16.3	16%
EBITDA Margin	22.4%	9.5%		14.5%	12.6%
Segment Profit	$9.6	$2.3	317%	$16.3	$13.5	21%
Segment Margin	20.6%	6.6%		12.5%	10.4%

In the Power Systems segment, sales increased by 33% from the third quarter of 2013 as strong sales of parts and services more than offset lower revenues from engines and engine upgrade solutions.

Segment profits tripled and segment profit margins rose to 20.6% from 6.6% in the third quarter of 2013, primarily as a result of the higher volume, a favorable mix of higher-margin parts sales and manufacturing cost reductions. Partially offsetting these benefits were higher SG&A expenses, largely related to increased R&D investment in the development of the OP 2.0 engine.

The segment’s sales in the first nine months of 2014 were slightly higher than in the first nine months of 2013 as increased parts and service sales more than offset lower engine and engine solution revenues. Segment profits increased 21% in the first nine months of 2014 compared to the same period in 2013. Adjusting for the impact of expenses associated with an early retirement program offered in May of 2013 which did not recur in 2014, margins improved 0.6 points primarily due to a favorable mix of high-margin parts and services and lower manufacturing costs.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Nine Months Ended		Change
	9/30/2014	9/30/2013		9/30/2014	9/30/2013
Sales (Includes I/C)	$61.1	$59.0	4%	$183.1	$187.6	-2%
Third Party Sales	$53.8	$53.2	1%	$163.6	$167.9	-3%
EBITDA-A	$12.6	$16.4	-23%	$41.3	$48.9	-16%
EBITDA-A Margin*	20.6%	27.8%		22.6%	26.1%
Operating Profit	$10.9	$14.8	-26%	$36.6	$44.1	-17%
Operating Profit Margin*	17.8%	25.1%		20.0%	23.5%

*EBITDA-A Margin and Operating Profit Margin as shown above are based upon sales including inter-company (I/C) sales. In prior presentations, GST LLC’s margin percentages were presented based upon sales excluding inter-company sales.

Sales at the deconsolidated operations of GST LLC and its subsidiaries (collectively “GST”) in the third quarter of 2014 increased by 4% from the third quarter of 2013 reflecting higher sales from subsidiaries in Canada, Japan and Australia. Operating profits were down 26% from the third quarter of 2013, primarily due to the conclusion of two profitable programs.

Asbestos-related expense was $4.9 million in the third quarter of 2014 compared to $15.9 million in the third quarter of 2013. The year-over-year change in asbestos-related expense reflects lower costs compared to the third quarter of 2013 when GST incurred substantial legal, expert and other expenses in connection with the estimation trial.

GST’s sales in the first nine months of 2014 were 2% lower than the first nine months of 2013 reflecting lower demand in North America and the conclusion of two programs mentioned earlier. Operating profit and profit margins declined as a result of volume and mix and spending for selling and engineering resources. GST’s asbestos-related benefit totaled $173.2 million in the first nine months of 2014 compared to a $40.0 million expense in the first nine months of 2013. The year-over-year change reflects a reduction of $186.3 million in GST’s asbestos-related liability accrual. This change was made in light of GST’s first amended proposed plan of reorganization filed on May 29, 2014, which sets the low end of a range of possible outcomes in the claims resolution process, and lower expenses compared to the first nine months of 2013, which included significant costs related to the estimation trial.

The results of GST LLC and certain subsidiaries were deconsolidated effective June 5, 2010, when GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy code. These filings were the initial step in a process to reach a permanent resolution of all of GST’s current and future asbestos claims. Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the third quarter and first nine months of 2014 and 2013 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s amended proposed plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the amended plan of reorganization. Due to these risks and uncertainties, reconsolidation of GST is not currently probable under Regulation S-X of the Securities and Exchange Commission (SEC) and pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Cash Flows
EnPro’s cash balance stood at $198.4 million at September 30, 2014 compared to $75.1 million at the end of the third quarter in 2013. Cash Flow for the nine months ended September 30, 2014 was $134 million compared to $21.2 million in the same period of 2013. The increase is primarily the result of net proceeds from EnPro’s newly issued 5.875% senior notes. Financing activities provided $176.9 million of cash for the first nine months of 2014, after giving effect to purchases of the company’s convertible debentures under a tender offer. Financing activities in the first nine months of 2013 provided cash of $12.8 million, primarily consisting of net proceeds on short term borrowings.

Operating activities used $9.9 million of cash in the first nine months of 2014 compared to generating $38.1 million in the same period a year ago. A significant factor was $48 million in contributions to the company’s pension plan this year which significantly improved the funding status and will reduce future pension related expenses. We do not expect to make any further pension contributions in the balance of 2014 or 2015. By comparison, $17 million in contributions were made to the pension plan in the first nine months of 2013.

Segment working capital increased by approximately $34 million in the first nine months of 2014 compared to $20 million in the first nine months of 2013 as the result of investments in Stemco’s distribution center and several large engine programs underway at Fairbanks Morse.

Cash used in investing activities, which mainly includes capital expenditures, was $31.7 million for the first nine months of 2014 compared to $30.0 million for the comparable period in 2013.

GST’s cash and investment balance was $223.1 million at the end of the third quarter compared to $172.6 million at the end of the third quarter of 2013. The increase included the collection of $23.3 million of insurance proceeds since September 30, 2013, which also reduced GST’s insurance receivable by that amount.

Outlook
“We are cautiously optimistic that sales for the fourth quarter will be near the third quarter’s level,” said Steve Macadam, president and chief executive officer. “OEM order activity remains firm in our semiconductor, aerospace and trucking markets and we have a substantial shippable backlog in Power Systems in the fourth quarter. However, margins generated by engine revenues and OEM sales are generally lower than our aftermarket margins. As a result, fourth quarter segment margins may be lower than those we reported in the third quarter. We remain excited about the longer term benefits from a number of strategic growth initiatives underway and the potential for additional growth that our new capital structure affords us,” he added.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, October 30, at 10:00 a.m. Eastern Time to discuss second quarter 2014 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 83261147. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the third quarters and first nine months of 2014 and 2013 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for third quarters and first nine months of 2014 and 2013 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended June 30, 2014, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.